Exhibit 99.1

Teknova Reports Fourth Quarter and Full Year 2023 Financial Results

Full year 2023 total revenue was $36.7 million, down 11% year-over-year

Achieved 36% annual growth in the number of Clinical Solutions customers in 2023

Company provides 2024 revenue guidance of $35-38 million

HOLLISTER, Calif., March 11, 2024 – Alpha Teknova, Inc. (“Teknova” or the “Company”) (Nasdaq: TKNO), a leading producer of critical reagents for the discovery, development, and commercialization of novel therapies, vaccines, and molecular diagnostics, today announced financial results for the fourth quarter and full year ended December 31, 2023.

“Our performance in 2023 validates the difficult but transformative changes we have made over the last twelve months,” said Stephen Gunstream, President and Chief Executive Officer of Teknova. He continued, “Our business has demonstrated its ability to withstand challenging market conditions, with signs of positive momentum, while realizing substantial cost reductions across the enterprise. These efforts, combined with a focus on the core of our strategy moving forward, will allow us not only to execute on our key business initiatives but also to be more agile and more responsive to our customers.”

Matt Lowell, Teknova’s Chief Financial Officer, added, “With our cost reduction program in place, we have lowered our Adjusted EBITDA break-even revenue to $50-55 million. Based on our revenue guidance and recent cost savings measures, we anticipate full-year free cash outflow of less than $18 million in 2024,” he explained.

Corporate and Financial Updates

•
Achieved full year 2023 total revenue of $36.7 million, down 11% as compared to $41.4 million for the full year 2022
•
Achieved 36% annual growth in the number of Clinical Solutions customers in 2023
•
Due to the adverse market conditions and associated lowering of our financial forecasts, Teknova’s tradename and long-lived assets were impaired, resulting in one-time, non-cash charges of $2.2 million and $2.2 million, respectively, for the full year 2023
•
Cash position of $28.6 million at year-end after reducing gross debt by $10.0 million to $12.1 million. Free Cash Flow for the full year 2023 was negative $26.6 million, down significantly from 2022 and less than the previously communicated target of $30 million for 2023

•
Announced an approximately 15% reduction in workforce in January 2024 that will further reduce operating expenses. Total annualized cost savings from the reduction in workforce, along with other cost saving measures, are estimated at approximately $8.0 million
•
Board of directors approved a stock option repricing, which will be effective on March 14, 2024 for individuals remaining with the Company at least through September 14, 2025, to retain and motivate option holders to continue to devote their best efforts for the benefit of the Company and its stockholders

Revenue for the Fourth Quarter and Full Year 2023

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(Dollars in thousands)	2023	2022	2023	2022
Lab Essentials	$6,688	$6,934	$28,800	$31,772
Clinical Solutions	879	772	6,738	8,445
Other	300	185	1,146	1,203
Total revenue	$7,867	$7,891	$36,684	$41,420

Fourth Quarter 2023 Financial Results

Total revenue for the fourth quarter 2023 was $7.9 million, flat compared to $7.9 million in the fourth quarter 2022. Lab Essentials revenue was $6.7 million in the fourth quarter 2023, down 4% compared to $6.9 million in the fourth quarter 2022. Clinical Solutions revenue was $0.9 million, up 14% compared to $0.8 million in the fourth quarter 2022.

Gross profit for the fourth quarter 2023 was $1.3 million, compared to $2.1 million in the fourth quarter 2022. Gross margin for the fourth quarter 2023 was 17.0%, compared to 26.7% in the fourth quarter 2022. The decrease in gross profit percentage was driven primarily by increased overhead costs (owing to the completion of our new manufacturing facilities), which were partially offset by reduced headcount.

Operating expenses for the fourth quarter 2023 were $12.2 million, compared to $16.3 million in the fourth quarter 2022. Excluding the non-recurring charges of $0.3 million related to a loss contingency and the $2.2 million non-cash tradename impairment charge, both recorded in the fourth quarter 2023, and the non-cash long-lived asset impairment charge of $4.2 million recorded in the fourth quarter 2022, operating expenses were down $2.4 million. The decrease was driven primarily by reduced headcount and spending, in particular in professional fees.

Net loss for the fourth quarter 2023 was $10.7 million, or negative $0.26 per diluted share, compared to $13.3 million, or negative $0.47 per diluted share, for the fourth quarter 2022.

Adjusted EBITDA for the fourth quarter 2023 was negative $5.4 million, compared to negative $8.1 million for the fourth quarter 2022. Free Cash Flow was negative $3.1 million for the fourth quarter 2023, compared to negative $12.8 million for the fourth quarter 2022.

Full Year 2023 Financial Results

Total revenue was $36.7 million for the year ended December 31, 2023 (“2023”), an 11% decrease from $41.4 million for the year ended December 31, 2022 (“2022”). Lab Essentials revenue was $28.8 million in 2023, down 9% compared to $31.8 million in 2022. Clinical Solutions revenue was $6.7 million, down 20% compared to $8.4 million in 2022.

Gross profit for 2023 was $10.3 million, compared to $17.5 million in 2022. Gross margin for 2023 was 28.1%, compared to 42.2% in 2022. The decrease in gross profit percentage was driven primarily by the decrease in revenue and associated lower absorption of fixed manufacturing costs, and to a lesser extent by increased overhead costs (owing to the completion of our new manufacturing facilities), which were partially offset by reduced headcount.

Operating expenses for 2023 were $45.9 million, compared to $67.1 million in 2022. The decrease was primarily related to a one-time, $16.6 million non-cash goodwill impairment charge, coupled with reduced headcount and spending, in particular in professional fees.

Net loss for 2023 was $36.8 million, or negative $1.16 per diluted share, compared to $47.5 million, or negative $1.69 per diluted share, for 2022.

Adjusted EBITDA for 2023 was negative $19.2 million, compared to negative $21.9 million for 2022. Free Cash Flow was negative $26.6 million for 2023, compared to negative $55.5 million for 2022.

2024 Outlook

Teknova anticipates total revenue of $35 million to $38 million for the fiscal year ending December 31, 2024 (“2024”), which assumes roughly 10% growth in Lab Essentials and the remaining revenue from Clinical Solutions. The Company also anticipates free cash outflow of less than $18 million for 2024.

Upcoming Investor Conference Presentations

KeyBanc Capital Markets Life Sciences & MedTech Forum (Virtual)

March 19 - 20, 2024

Fireside Chat: 10:30 a.m. ET, Wednesday, March 20, 2024

Conference Call and Webcast

Teknova will host a webcast and conference call on Monday, March 11, 2024, beginning at 5:30 p.m. ET. Participants can access the live webcast on the Investor Relations section of the Teknova website and at this link: https://edge.media-server.com/mmc/p/qqayy3wz. To receive a PIN for dialing in, participants can register for the webcast via this link: https://register.vevent.com/register/BI6c01344c805a4906b6dc3b443dd64af3. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Teknova

Teknova makes solutions possible. Since 1996, Teknova has been innovating the manufacture of critical reagents for the life sciences industry to accelerate the discovery and development of novel therapies that will help people live longer, healthier lives. We offer fully customizable solutions for every stage of the workflow, supporting industry leaders in cell and gene therapy, molecular diagnostics, and synthetic biology. Our fast turnaround of high-quality agar plates, microbial culture media, buffers, reagents, and water helps our customers scale seamlessly from RUO to GMP. Headquartered in Hollister, California, with over 200,000 square feet of state-of-the-art facilities, Teknova’s modular manufacturing platform was designed by our team of scientists, engineers, and quality control experts to efficiently produce the foundational ingredients for the discovery and commercialization of novel therapies.

Non-GAAP Financial Measures

This press release contains financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Teknova uses the following non-GAAP financial measures in assessing the performance of its business and the effectiveness of its business strategies: (a) Adjusted EBITDA and (b) Free Cash Flow.

Teknova defines Adjusted EBITDA as net loss adjusted for interest income (expense), net, provision for (benefit from) income taxes, depreciation expense, amortization of intangible assets, and stock-based compensation expense. Adjusted EBITDA reflects further adjustments to eliminate the impact of certain items, including certain non-cash and other items that Teknova does not consider representative of its ongoing operating performance.

Teknova defines Free Cash Flow as cash used in operating activities less purchases of property, plant, and equipment.

Teknova provides Adjusted EBITDA and Free Cash Flow in this press release because Teknova believes that analysts, investors, and other interested parties frequently use these measures to evaluate companies in Teknova’s industry and that such measures facilitate comparisons on a consistent basis across reporting periods. Teknova also believes such measures are helpful in highlighting trends in Teknova’s operating results because they exclude items that are not indicative of Teknova’s core operating performance. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by Teknova may be different from the non-GAAP financial measures used by other companies.

A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to Teknova’s anticipated total revenue, including our expectations for 2024 revenue and free cash outflow guidance, expected growth in Lab Essentials and Clinical Solutions, ongoing capacity expansion, new research and development products, prospects, including to achieve profitability, strategy of managing operating expenses, and long-term growth strategy. The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond Teknova’s control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the fact that the Company’s fourth quarter and year-end financial closing procedures, annual accounting procedures and adjustments, and annual audit of its financial statements are not yet complete; demand for Teknova’s products (including the potential delay or pausing of customer orders); Teknova’s assessment of fundamental indicators of future demand across its target customer base; Teknova’s ability to expand its production, commercial, and research and development capabilities; Teknova’s cash flows and revenue growth rate; Teknova’s supply chain, sourcing, manufacturing, and warehousing; inventory management; risks related to global economic and marketplace uncertainties, including those related to the lingering impacts of the COVID-19 pandemic and the conflicts in Ukraine and the Middle East; reliance on a limited number of customers for a high percentage of Teknova’s revenue; potential acquisitions and integration of other companies; and other factors discussed in the “Risk Factors” section of Teknova’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including in Teknova’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent Quarterly Reports on Form 10-Q filed with the SEC, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although Teknova believes that the expectations reflected in its forward-looking statements are reasonable, Teknova does not know whether its expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by Teknova on its website or otherwise. Teknova does not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contacts Media Contact

Matt Lowell Jennifer Henry

Chief Financial Officer Senior Vice President, Marketing

matt.lowell@teknova.com jenn.henry@teknova.com

+1 831-637-1100 +1 831-313-1259

ALPHA TEKNOVA, INC.

Condensed Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenue	$7,867	$7,891	$36,684	$41,420
Cost of sales	6,532	5,781	26,388	23,944
Gross profit	1,335	2,110	10,296	17,476
Operating expenses:
Research and development	1,311	1,870	5,567	7,737
Sales and marketing	2,401	2,559	9,330	9,151
General and administrative	6,024	7,442	25,450	28,298
Amortization of intangible assets	288	287	1,148	1,148
Goodwill impairment	—	—	—	16,613
Tradename impairment	2,169	—	2,169	—
Long-lived assets impairment	—	4,188	2,195	4,188
Total operating expenses	12,193	16,346	45,859	67,135
Loss from operations	(10,858)	(14,236)	(35,563)	(49,659)
Other (expenses) income, net
Interest (expense) income, net	(440)	128	(1,446)	213
Other income, net	338	19	755	55
Loss on extinguishment of debt	—	—	(824)	—
Total other (expenses) income, net	(102)	147	(1,515)	268
Loss before income taxes	(10,960)	(14,089)	(37,078)	(49,391)
Benefit from income taxes	(304)	(795)	(298)	(1,923)
Net loss	$(10,656)	$(13,294)	$(36,780)	$(47,468)
Net loss per share—basic and diluted	$(0.26)	$(0.47)	$(1.16)	$(1.69)
Weighted average shares used in computing net loss per share—basic and diluted	40,750,760	28,090,267	31,819,776	28,083,563

ALPHA TEKNOVA, INC.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	As of December 31,	As of December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$28,594	$42,236
Accounts receivable, net	3,948	4,261
Inventories, net	11,594	12,247
Income taxes receivable	—	22
Prepaid expenses and other current assets	1,524	2,374
Total current assets	45,660	61,140
Property, plant, and equipment, net	50,364	51,577
Operating right-of-use lease assets	16,472	19,736
Intangible assets, net	14,239	17,556
Other non-current assets	1,852	2,252
Total assets	$128,587	$152,261
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,493	$2,449
Accrued liabilities	5,579	6,203
Current portion of operating lease liabilities	1,803	2,223
Total current liabilities	8,875	10,875
Deferred tax liabilities	919	1,223
Other accrued liabilities	102	191
Long-term debt, net	13,251	21,976
Long-term operating lease liabilities	15,404	18,111
Total liabilities	38,551	52,376
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	181,822	154,891
Accumulated deficit	(91,786)	(55,006)
Total stockholders’ equity	90,036	99,885
Total liabilities and stockholders’ equity	$128,587	$152,261

ALPHA TEKNOVA, INC.

Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Operating activities:
Net loss	$(10,656)	$(13,294)	$(36,780)	$(47,468)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	—	(9)	21	25
Inventory reserve	193	519	323	697
Depreciation and amortization	1,611	893	5,660	3,165
Stock-based compensation	1,022	1,022	4,137	3,711
Deferred taxes	(309)	(805)	(304)	(1,930)
Amortization of debt financing costs	83	119	498	278
Non-cash lease expense	51	73	137	329
Loss on disposal of property, plant, and equipment	52	116	57	326
Goodwill impairment	—	—	—	16,613
Tradename impairment	2,169	—	2,169	—
Long-lived assets impairment	—	4,188	2,195	4,188
Loss on extinguishment of debt	—	—	824	—
Changes in operating assets and liabilities:
Accounts receivable	1,013	1,329	292	380
Contract assets	—	667	—	—
Inventories	(319)	(2,443)	330	(7,550)
Income taxes receivable	—	98	22	1,166
Prepaid expenses and other current assets	935	1,147	241	64
Other non-current assets	100	(1,076)	400	(2,072)
Accounts payable	175	(397)	(773)	572
Accrued liabilities	1,121	(155)	1,936	188
Other	(23)	(21)	(89)	(82)
Cash used in operating activities	(2,782)	(8,029)	(18,704)	(27,400)
Investing activities:
Proceeds from sale of property, plant, and equipment	197	—	197	—
Purchases of property, plant, and equipment	(312)	(4,730)	(7,934)	(28,149)
Cash used in investing activities	(115)	(4,730)	(7,737)	(28,149)
Financing activities:
Proceeds from equity financing, net	(412)	—	22,503	—
Repayment of long-term debt	—	—	(10,000)	—
Proceeds from financed insurance premiums	—	—	1,004	—
Repayment of financed insurance premiums	(300)	—	(594)	—
Proceeds from long-term debt	—	5,000	—	10,135
Payment of debt issuance costs	(23)	(21)	(47)	(172)
Payment of exit fee costs	—	—	—	(135)
Payment of at-the-market facility costs	—	—	(395)	—
Proceeds from exercise of stock options	—	11	76	145
Proceeds from issuance of common stock under employee stock purchase plan	114	150	252	294
Cash provided by financing activities	(621)	5,140	12,799	10,267
Change in cash and cash equivalents	(3,518)	(7,619)	(13,642)	(45,282)
Cash and cash equivalents at beginning of period	32,112	49,855	42,236	87,518
Cash and cash equivalents at end of period	$28,594	$42,236	$28,594	$42,236

ALPHA TEKNOVA, INC.

Reconciliation of Non-GAAP Measures to the Most Comparable GAAP Measures

(Unaudited)

(In thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Net loss – as reported	$(10,656)	$(13,294)	$(36,780)	$(47,468)
Add back:
Interest (expense) income, net	(440)	128	(1,446)	213
Benefit from income taxes	(304)	(795)	(298)	(1,923)
Depreciation expense	1,323	606	4,512	2,017
Amortization of intangible assets	288	287	1,148	1,148
EBITDA	$(8,909)	$(13,324)	$(29,972)	$(46,439)
Other and non-recurring expenses:
Stock-based compensation expense	1,022	1,022	4,137	3,711
Severance pay and other termination benefits	—	—	725	—
Goodwill impairment	—	—	—	16,613
Tradename impairment	2,169	—	2,169	—
Long-lived assets impairment	—	4,188	2,195	4,188
Loss on extinguishment of debt	—	—	824	—
Write-off of ATM Facility costs	—	—	395	—
Loss contingency	300	—	300	—
Adjusted EBITDA	$(5,418)	$(8,114)	$(19,227)	$(21,927)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Cash used in operating activities	$(2,782)	$(8,029)	$(18,704)	$(27,400)
Purchases of property, plant, and equipment	(312)	(4,730)	(7,934)	(28,149)
Free Cash Flow	$(3,094)	$(12,759)	$(26,638)	$(55,549)